The below is a free translation prepared by the Company. This document is being provided to you for information purposes only. In case of any inconsistency between the below and the French version of the Terms and Conditions, the latter shall prevail.

INNATE PHARMA
A limited liability company in société anonyme form, with an Executive Board and Supervisory Board, with share capital of 4,049,171.60 euros
Registered offices: 117, Avenue de Luminy, 13009 Marseille
424 365 336 R.C.S. Marseille

TERMS AND CONDITIONS FOR THE
2024 PERFORMANCE FREE SHARES ALLOCATION PROGRAM OF
INNATE PHARMA
In a decision by the Executive Board dated September 11, 2024

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1Framework of the Performance Free Shares Allocation Operation
1.1Framework and general principle for of the Performance Free Shares Allocation Operation
The purpose of these terms and conditions (the “Terms and Conditions”) is to govern the Performance Free Shares Allocation Plan (the “Allocation Plan” or the “Allocation”) put in place to the benefit of employees, executive officers, employed members of the Executive Committee, employed senior executives and/or corporate officers of the company, Innate Pharma (the “Company”) as well as entities linked to the Company within the meaning of Article L. 225-197-2 of the Code of Commerce (together, “Innate Pharma Group”).
The Terms and Conditions were finalized by the Executive Board in its meeting on September 11, 2024.
The Terms and Conditions enable the beneficiaries designated by the Executive Board (the “Beneficiaries”) to receive free of charge one or more performance free shares (the “Performance Free Shares”) of the Company (the “Allocation”).
Except in the individual cases provided for by the Terms and Conditions, the Performance Free Shares will not be fully vested until (i) the end of a period equal to three years starting from the date of the decision by the Executive Board to allocate the Performance Free Shares (the “Allocation Decision”), subject to compliance with the terms and conditions and criteria provided for in Article 3 of the Terms and Conditions or (ii) the end of the Modified Vesting Period, as that term is defined in Article 3.1 of the Terms and Conditions (the “Vesting Period”). During the Vesting Period, the Beneficiaries shall not be the owners of the Performance Free Shares and the rights resulting from such shares are non-transferable. The Beneficiaries eventually become the owners of the Performance Free Shares on the full vesting of the shares at the end of the Vesting Period (the “Definitive Vesting” and the “Definitive Vesting Date”).
The Allocation will not become final (i.e., fully vest) until the Definitive Vesting Date, subject to compliance with the presence condition as an employee and/or corporate officer and/or member of an administration or supervisory body (Board of Directors or Supervisory board or, where applicable, their equivalent under foreign law) of the Innate Pharma Group referred to in Article 3.2.1 of the Terms and Conditions (the “Presence Condition”).
The number of Performance Free Shares vested as of the Definitive Vesting Date depends on the fulfillment of the Performance Conditions, as that term is defined in Article 3.2.2 of the Terms and Conditions.
Starting from the Definitive Vesting date, the fully vested Performance Free Shares will become freely transferable.
The financial benefit obtained due to the Allocation is subject to a specific regime regarding fiscal and social security contributions. The Beneficiary should make his own inquiries about the fiscal and social security regime applicable to him or her on the relevant date.
As needed, it is specified that the Allocation is an offer reserved for the Beneficiaries designated by the Executive Board on a limited basis, and that it does not represent a public offer.
None of the provisions of the Terms and Conditions constitute an element of a Beneficiary’s employment contract. The rights and obligations resulting from the working relationship

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between the Beneficiary and the Company cannot in any case be affected by the Terms and Conditions, from which they are totally separate. Therefore, participation in the Allocation Plan shall not confer any right regarding the continuation of a working relationship.
1.2Legal Framework
These Terms and Conditions are subject to the current French legal and regulatory provisions in effect as of the date of the Terms and Conditions governing free shares allocation plans, particularly Articles L. 225-197-1 et seq. and L. 22-10-59 et seq. of the Code of Commerce.
1.3Authorisation of the Shareholders’ General Meeting of May 23, 2024
In accordance with the aforementioned legal provisions, the Company Shareholders’ General Meeting held on May 23, 2024 authorized, in its 25th and 26th resolutions (together the “Allocation Authorization”), the Executive Board to proceed, within the meaning of Article L. 225-197-2 et seq. of the Code of Commerce, to an allocation of a maximum of (i) 1,425,000 Performance Free Shares, with a nominal value of 0.05 euro each, to the benefit of executive officers, employed members of the Executive Committee, employed senior executives and/or corporate officers of the Company and its eligible consolidated subsidiaries in accordance with applicable laws, and (ii) 1,200,000 Performance Free Shares with a nominal value of 0.05 euro each to the Company’s employees and those of its eligible consolidated affiliates in accordance with applicable laws.
1.4Allocation decision by the Executive Board
The Executive Board will decide to allocate the Performance Free Shares to the Beneficiaries under the terms and conditions laid out in these Terms and Conditions (the “Allocation Decision”). The Allocation Decision represents the starting point of the Vesting Period.
The Beneficiaries of the Allocation carried out in accordance with the Terms and Conditions are not required to make any payment to the Company.
No Performance Free Share may be allocated to an employee or executive officer holding more than 10% of the Company share capital or for whom the Allocation would have the effect of increasing his or her ownership stake beyond 10% of the Company share capital. Only shares held directly by an employee or corporate officer for less than seven years are included in this percentage.
Upon Definitive Vesting, the Executive Board will specify whether the Performance Free Shares allocated are existing shares or new shares to be issued by the Company which may only be issued as part of the Allocation. If all of the Performance Free Shares fully vested are newly issued shares, the issuance of the Performance Free Shares will be the effected through a Company share capital increase through the special incorporation of all or part of the available reserve accounts, particularly the “issuance premium” account.

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2Characteristics of the Performance Free Shares Allocation
2.1Maximum number of Performance Free Shares to be allocated
Without prejudice to the provisions of Article 1.3 of the Terms and Conditions, the maximum number of Performance Free Shares allocated to the Beneficiaries is, pursuant to the Allocation Authorization, set at (i) 1,425,000 Performance Free Shares to be allocated under the 25th resolution of the Shareholders’ General Meeting of May 23, 2024 (the “Executives’ Performance Free Shares”) and (ii) 1,200,000 Performance Free Shares to be allocated under the 26th resolution of the Shareholders’ General Meeting of May 23, 2024 (the “General Performance Free Shares”).
2.2Performance Free Shares Allocation and acceptance by the Beneficiaries
2.2.1Performance Free Shares Allocation
The Allocation Decision by the Executive Board regarding the Performance Free Shares represents an irrevocable commitment made by the Company to the Beneficiaries.
The Allocation is notified individually to each Beneficiary by the Executive Board acting by delegation from the Company Shareholders’ General Meeting held on May 23, 2024.
Each eligible Beneficiary will be informed of the special terms and conditions applicable to the Performance Free Shares Allocation by letter, a template of which is available in Appendix 1 (the “Allocation Letter”), sent by email, to their home or delivered by hand, specifying:
the number of Performance Free Shares allocated to him or her;
the Definitive Vesting Date as well as the Definitive Vesting conditions;
any other obligation applicable to the Beneficiary; and
the Beneficiary’s right to accept or reject the Performance Free Shares Allocation according to the Terms and Conditions.
The Statement of Performance Conditions (as this term is defined in Article 3.2.2) will also be distributed with the Allocation Letter. A copy of the Terms and Conditions is also sent by email to each of the Beneficiaries. Each Beneficiary must acknowledge receipt of that letter and agree to comply with the Terms and Conditions.
2.2.2Acceptance of the Allocation by the Beneficiaries
The Beneficiary shall declare his or her choice (acceptance or rejection) regarding the Performance Free Shares Allocation by returning to the Company, within 30 days of the Allocation Decision, depending on his or her choice:
the acknowledgement of receipt form, expressly accepting the Allocation as well as all of the Terms and Conditions (which he will have received by email) duly filled out and signed; or
the Allocation refusal form, duly filled out and signed.

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If no response is received within this time period, his or her acceptance of the Performance Free Shares Allocation and the provisions of the Terms and Conditions will be assumed.
3Definitive Vesting Conditions of the Performance Free Shares and rights acquired by the Beneficiaries during the Vesting Period.
The Performance Free Shares Allocation to the Beneficiaries will not become final until the end of the Vesting Period and (i) subject to compliance with the Presence Condition at the Definitive Vesting Date and (ii) in proportion to the fulfillment of the Performance Conditions as defined below in Article 3.2.2.
3.1Duration of the Vesting Period
The Beneficiaries will be allocated the Performance Free Shares free of charge and definitively, and will become the owner of the shares, at the time of the Definitive Vesting upon the expiration of the Vesting Period (subject to compliance with the Terms and Conditions), which is three years starting from the Allocation Decision date unless otherwise set forth in the Allocation Letter.
As an exception to the preceding, in the event of a public takeover or exchange offer (the “Offer”) whose final results are announced on or before the Definitive Vesting date, the Performance Free Shares will be vested (based on the fulfillment of the Performance Conditions as of the date of the announcement of the final results of such Offer), at the later of (i) two years after the Allocation Decision (if such an Offer is made before this anniversary date so that the Vesting Period is at least two years) or (ii) on the date of the announcement of the final results of such offer (if such Offer occurs after that second anniversary date) (each vesting date in prong (i) or (ii), the “Modified Vesting Period”); provided, however, that with respect to any Beneficiary who is a U.S. taxpayer (“U.S. Beneficiary”), the U.S. Beneficiary must satisfy the Presence Condition through the end of the Modified Vesting Period.
3.2Vesting general terms and conditions
3.2.1Presence Condition
3.2.1.1 Presence Condition at the Definitive Vesting Date
The Performance Free Shares Allocation by the Company to the Beneficiaries is directly tied to compliance with the Presence Condition at the Definitive Vesting Date.
If, for any reason whatsoever, the Presence Condition at the Definitive Vesting Date is not met before the end of the Vesting Period, the Beneficiary shall lose all right to the Definitive Vesting of the Performance Free Shares, subject to the cases provided for in Article 3.2.1.2 of the Terms and Conditions below and to any decision to the contrary made by the Executive Board.
In the event of the Beneficiary’s effective resignation before the end of the Vesting Period, the loss of entitlement to the Definitive Vesting will take effect on the date the Beneficiary’s effective resignation takes effect, subject to any decision to the contrary made by the Executive Board.

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In the event of the Beneficiary’s termination and/or dismissal before the end of the Vesting Period, the loss of entitlement to the Definitive Vesting will take effect on the notification date of the Beneficiary’s termination or dismissal from corporate office, subject to any decision to the contrary made by the Executive Board.
For the purposes of these provisions, any contractual termination of the employment contract within the meaning of Articles L. 1237-11 et seq. of the French Labour Code is the same as a resignation.
3.2.1.2 Exceptions to the Presence Condition at the Definitive Vesting Date
As an exception to the provisions of Article 3.2.1.1 of the Terms and Conditions above, if the Presence Condition at the Definitive Vesting Date is no longer met during the Vesting Period for any of the following reasons, the Performance Free Shares shall be treated as follows, unless an extraordinary decision is made by the Executive Board, and will be delivered to the Beneficiary in such instances in accordance with Article 3.3:
(i)Retirement: (either at the normal retirement age, or at an earlier or later date with the approval of the Innate Pharma Group company concerned), the Beneficiaries will retain their entitlement to the Definitive Vesting on the Definitive Vesting Date despite not meeting the Presence Condition at the Definitive Vesting Date, but will remain subject to the other provisions of the Terms and Conditions, excluding those tied to the Presence Condition at the Definitive Vesting Date; provided, however, that this treatment shall not apply to U.S. Beneficiaries who shall lose their entitlement to the Definitive Vesting as of the date on which the U.S. Beneficiary’s retirement occurs.
(ii)Death: In accordance with the provisions of Article L. 225-197-3 of the Code of Commerce, the Definitive Vesting of the Performance Free Shares will occur and the heirs or assignees of the Beneficiaries may, if they so desire, claim the Definitive Vesting of the Performance Free Shares to their benefit within six months of the date of death. Upon the expiration of that six-month period, if not claimed by such date, the Beneficiary’s heirs or assignees will definitively lose the option of claiming the Definitive Vesting of the Performance Free Shares.
(iii)Disability: if the Presence Condition at the Definitive Vesting Date is no longer met as a result of the Beneficiary being declared an invalid of the second or third category within the meaning of Article L. 341-4 of the French Social Security Code, the Performance Free Shares will be fully vested for the Beneficiary before the end of the remaining Vesting Period as of the date of the termination of the Beneficiary’s Presence Condition; provided, however, that for U.S. Beneficiaries, “Disability” will have the meaning set forth in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”). For the avoidance of doubt, no such exception to the Presence Condition shall be available to U.S. Beneficiaries if their “Disability” does not meet the criteria of Article L. 314-4 of the Social Security Code, even if it meets those of Section 409A of the U.S. Code.
(iv)    Divestiture: if the Innate Pharma Group company for whom the Presence Condition at the Definitive Vesting Date is met no longer belongs to the

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Innate Pharma Group, the Beneficiary will retain his or her entitlement to the Allocation, but will remain subject to all provisions of the Terms and Conditions (including achievement of the Performance Conditions)– excluding those tied to the Presence Condition at the Definitive Vesting Date.
If one of the exceptions set forth in (i), (ii) or (iii) above occurs, the number of Performance Free Shares definitely vested shall be determined based on the achievement of the Performance Conditions (as defined below in Article 3.2.2) as of the date, depending on the case, of the retirement, death, or Disability as observed by the Caisse Primaire d’Assurance Maladie or any independent body. In the event the Performance Conditions are not met as of the date of determination of the number of Performance Free Shares, no Performance Free Shares shall be vested.
3.2.2Performance Conditions for the Vesting of the Performance Free Shares Grant
Subject to Article 3.2.1, at the end of the Vesting Period, the number of Performance Free Shares vested will depend on (i) compliance with the Presence Condition at the Definitive Vesting Date and (ii) the level of fulfillment of one or more performance conditions (the “Performance Conditions”). The Performance Conditions will be established and approved by the Executive Board on the date of the Allocation Decision and communicated to each Beneficiary on a statement of performance conditions (the “Statement of Performance Conditions”).Subject to the last paragraph of Article 3.2.1.2, the general observation period for the achievement of the Performance Conditions will run for three calendar years starting in the year of the Allocation Decision, unless otherwise determined by the Executive Board, in which case this will be set out in the Allocation Letter.
3.2.1.1 Determination of the fulfillment of the Performance Conditions
The determination of the fulfillment of the Performance Conditions will be determined by the Executive Board in accordance with the Statement of Performance Conditions. The percentage of Performance Free Shares allocated that may be earned will range from 0% to 100%.
3.2.1.2 Determination of the fulfillment of the Performance Conditions
The fulfillment of the Performance Conditions will be determined by a meeting held by the Executive Board as soon as possible after the Definitive Vesting date (which includes any earlier date that applies pursuant to Article 3.1 or the last paragraph of Article 3.2.1.2). However, if at the end of the Vesting Period (which, for the avoidance of doubt, excludes any earlier date that applies pursuant to Article 3.1 or the last paragraph of Article 3.2.1.2 with respect to any U.S. Beneficiary), the Supervisory Board has objective elements allowing it to reasonably assess that one or more Performance Conditions will be achieved within three months after the end of the Vesting Period, to the extent it does not violate Section 409A of the U.S. Code with respect to a U.S. Beneficiary, the Supervisory Board will then have the possibility to postpone the end date of the Vesting Period by a maximum of three months. The Performance Conditions will then be assessed on the Modified Vesting Period end date.

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The Executive Board shall determine, based on the fulfillment of the Performance Conditions, the number of Performance Free Shares definitely vested for each Beneficiary (the “Determination Decision”) and will make, if necessary, the necessary changes to the by-laws of the Company. This power may be delegated to the Chairman of the Executive Board under the terms and conditions established by law.
Share capital increases resulting from the Definitive Vesting of the Performance Free Shares will be conducted through the incorporation of all or part of the available reserve accounts, particularly the “share premium” account.
3.3Delivery of the Performance Free Shares
3.3.1    At the end of the Vesting Period
Within 30 days following the end of the Vesting Period (and in no event later than March 15 of the year following the year in which the end of the Vesting Period occurs), the Company shall transfer to the Beneficiaries, by registering in a registered account the number of Performance Free Shares determined by the Executive Board in the Determination Decision (including, for the avoidance of doubt, those Performance Free Shares for which the Performance Conditions were deemed met following a Beneficiary’s death or Disability pursuant to Article 3.2.1.2); provided, however, that with respect to a U.S. Beneficiary whose Performance Free Shares vest pursuant to Article 3.2.1.2, the Company shall transfer to such U.S. Beneficiary the number of Performance Free Shares that have vested within 30 days following the date of the U.S. Beneficiary’s death or the cessation of the U.S. Beneficiary’s Presence Condition due to the U.S. Beneficiary’s Disability (and in no event later than March 15 of the year following the year in which the death or cessation of the Presence Condition due to Disability occurs).
3.3.2     After a Public Takeover or Exchange Offer
Within 30 days following the end of the Modified Vesting Period (as defined in Article 3.1) and in no event later than March 15 of the year following the year in which the Performance Free Shares vest), the Company shall transfer to the Beneficiaries, by registering in a registered account, the number of Performance Free Shares determined by the Executive Board based on achievement of the Performance Conditions as of the date of the announcement of the final results of such public takeover or exchange offer.
4Rights and obligations attached to the fully vested Performance Free Shares
4.1Type and category of the Performance Free Shares allocated
The Performance Free Shares will enjoy, starting from the Definitive Vesting (which includes any vesting on an earlier date that applies pursuant to Article 3.1 or the last paragraph of Article 3.2.1.2), all the rights attached to the ordinary shares composing the share capital of the Company.

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4.2Rights and obligations attached to the Performance Free Shares
4.2.1Rights and obligations attached to Performance Free Shares during the Vesting Period
During the Vesting Period, the Beneficiaries are not the owners of the Performance Free Shares and have no rights resulting from such shares.
4.2.2Rights and obligations attached to the Performance Free Shares following the Definitive Vesting
The Beneficiaries become the owners of the Performance Free Shares as of the Definitive Vesting date (which includes any earlier date that applies pursuant to Article 3.1 or the last paragraph of Article 3.2.1.2). The ownership of a Performance Free Share shall rightfully include the adherence to the Company’s by-laws and the decisions of the Company Shareholders’ General Meetings.
The Performance Free Shares will be subject to all provisions of the Company’s by-laws applicable to ordinary shares of the Company.
The Performance Free Shares which will be new shares will be entitled to dividends as from the first day of the financial year preceding that in which the Definitive Vesting occurs and will therefore be immediately fungible with the existing shares and negotiated on the same trading line starting from their issuance.
The Performance Free Shares and the rights of their holders are governed by applicable provisions of the Code of Commerce, particularly Articles L. 228-11 et seq.
4.3Disposal of the Performance Free Shares
In accordance with Article L. 22-10-59 II of the Code of Commerce, at the end of the Vesting Period referred to Article 4.4 of the Terms and Conditions, the Performance Free Shares may not be disposed of:
•1° Within 30 calendar days before the announcement of an interim financial report or an end-of-year report that the issuer is required to make public;
•2° By the members of the supervisory board, by the members of the executive board (or the corporate bodies or corporate officers succeeding them) and by employees with knowledge of inside information1 that has not been made public.
4.4Holding obligation of corporate officers
In accordance with Article L. 225-197-1 II, paragraph 4 of the Code of Commerce, the Company’s corporate officers, to whom Performance Free Shares have been allocated shall hold in registered form, until the termination of their duties as executive officers, 15% of the number of common shares allocated to them following the Definitive Vesting of the Performance Free Shares.
1 within the meaning of Article 7 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC,

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4.5Form of the Performance Free Shares allocated
The new ordinary shares resulting from the Definitive Vesting of the Performance Free Shares shall be the subject of a direct registration in a registered account opened in the name of their owner, on the Company’s share ledgers, with the registration being carried out in accordance with applicable legal and regulatory provisions.
5Adjustments of the number of Performance Free Shares vested upon the Definitive Vesting date
Before the Definitive Vesting of the Performance Free Shares, in the event of financial transactions described in Appendix 2, or of a merger, demerger or reverse stock split, the maximum number of Performance Free Shares which may be vested will be adjusted in order to take into account that transaction in accordance with the provisions of Article L. 228-99, paragraph 2, 3° and paragraph 5, and L. 225-197-1 III of the Code of Commerce, Section 409A of the U.S. Code, and the provisions of Appendix 2 of the Terms and Conditions.
For the purposes of that adjustment, the Executive Board will calculate, as of the time of Definitive Vesting, the new number of Performance Free Shares for all transactions occurring beforehand, in accordance with the provisions above. This adjustment will be conducted so that it equalises, down to the hundredth of a share, the value of the Performance Free Shares that will be granted after the completion of the planned transaction and the value of the Performance Free Shares that would have been granted before the completion of the transaction. In order to obtain a whole number of Performance Free Shares, they will be rounded down to the nearest lower number.
Each Beneficiary will be informed of this adjustment and its consequences on the Definitive Vesting of the Performance Free Shares.
6Fiscal and Social Security regime applicable to Beneficiaries who are French residents
The financial benefit obtained due to the Allocation and the Definitive Vesting falls under a specific regime regarding fiscal and social contributions. The Beneficiary should make his own inquiries about the fiscal and social security regime applicable to him or her on the relevant date.
The Beneficiary will personally pay, without the Company being asked to reimburse or compensate him or her in any way, all taxes and social security charges he or she may be declared liable for by any tax or social security administration, including those not known at the time of his or her acceptance of the Free Shares, and which are the result of a change in applicable law or regulations, or a change in the Beneficiary’s fiscal or social status (including residence).
Furthermore, to the extent that the Allocation of the right to receive the Performance Free Shares, their Definitive Vesting, their delivery or the assignment thereof results in a payment or withholding obligation with regard to taxes, social security charges, or any other taxes, by an Innate Pharma Group company on behalf of the Beneficiary (or by the company of which the Beneficiary is an officer), the latter accepts from this point forward that the Company may (i) delay the delivery of the Performance Free Shares and/or (ii)

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impose a delivery-sale of all or part of the Performance Free Shares and withhold from the proceeds of said disposals the amounts owed to pay the taxes and/or (iii) block the assignment until the Beneficiary has paid these sums and/or (iv) withhold from the Beneficiary’s compensation the amount of taxes and charges owed related to the delivery of the Performance Free Shares.
7Enforceability of the Terms and Conditions
The Terms and Conditions are binding upon the Company as well as the Beneficiaries.
A copy of the Terms and Conditions is sent by email to each Beneficiary, with it being recalled that the acceptance of the Performance Free Shares Allocation implies the total adherence to the Terms and Conditions, without reservation.
The Beneficiary agrees to comply with the applicable laws and regulations and the provisions of the Terms and Conditions. Any violation of those laws, regulations, or provisions will result in the invalidity of the Performance Free Shares not yet fully vested for the Beneficiary without him or her being able to claim any compensation or indemnity of any sort whatsoever.
Any dispute or legal proceeding between an entity of the Innate Pharma Group and the Beneficiary and any dispute or legal proceeding against the Beneficiary due to the performance of his or her duties or in relation to the Performance Free Shares will suspend the right to the Definitive Vesting to the Beneficiary until the resolution of the dispute or legal proceedings, where applicable by a final court decision not subject to appeal, without the Beneficiary being able to claim any compensation or indemnity of any sort whatsoever. If this dispute or legal proceeding is resolved, where applicable by a final court decision not subject to appeal, against the Beneficiary, the Performance Free Shares not yet vested to the Beneficiary shall become invalid, without the Beneficiary being able to claim any compensation or indemnity of any sort whatsoever.
8Notifications
All notifications made under these Terms and Conditions shall be sent in writing and, if they are sent to the Company, shall be sent to the Company’s registered office (or any other address indicated by the Company or any other proxy designated by and representing it) and, if they are sent to the Beneficiary, they shall be hand delivered at his workplace or sent to the address indicated by the Beneficiary in writing to the Company for that purpose, or by any other means of communication authorised by current legislation in force. When made by registered letter with acknowledgement of receipt, notifications are considered received on the day of their first presentation.

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9Effective date of the Terms and Conditions - Changes - Interpretation - Compliance
9.1Effective date of the Terms and Conditions
The Terms and Conditions take effect starting from the date they are adopted by the Executive Board, i.e., September 11, 2024.
9.2Changes to the Terms and Conditions
The Terms and Conditions may be amended by the Executive Board (a) if it decides that the amendment is appropriate and will have no significant negative effect on the interests of the Beneficiaries or (b) by mutual consent between the Company and the Beneficiaries.
Furthermore, in the event of a legal, regulatory, or accounting change or a change in the interpretation of such a provision, particularly regarding the fiscal or social security treatment of the rights or Performance Free Shares allocated under the Terms and Conditions, affecting the Company, a company of the Innate Pharma Group, or the Beneficiary, the Terms and Conditions may be amended by the Executive Board at its discretion in order to respond to that change in a manner it deems appropriate. As an illustration, the Executive Board may decide to reduce or extend the Vesting Period, and/or delete, modify, or introduce conditions to the Definitive Vesting, if that proves necessary or desirable.
The amendments thus made to the Terms and Conditions will not result in any right to compensation for the Beneficiaries, even if those amendments are unfavourable to them, generally or personally. Furthermore, any amendment must be made in accordance with Section 409A of the U.S. Code with respect to any U.S. Beneficiary.
The Beneficiaries will be informed, individually or by any other mean deemed appropriate by the Company, of any amendment to the Terms and Conditions that affects their rights under the Terms and Conditions. Such information may be provided by individual notification, information at the workplace, or any other means the Executive Board deems appropriate.
9.3Interpretation of the Terms and Conditions
It will be up to the Company’s Executive Board to interpret the provisions of the Terms and Conditions in accordance with current legislation in force in France as of the day on which the Terms and Conditions are finalised.
The Terms and Conditions will prevail in the event of a question of interpretation between any other document and the Terms and Conditions themselves.
If any of the clauses is potentially or totally considered null and void, the other provisions of the Terms and Conditions will remain in full effect.
9.4Compliance with the Terms and Conditions
None of the Executive Board’s options to lift certain terms and conditions of the Terms and Conditions, none of the amendments to the Terms and Conditions that may be made by the Executive Board as provided for above in Article 9.2 of the Terms and Conditions, and no interpretation of the Terms and Conditions as provided for above in Article 9.3 may have the effect of making an exception to the legal and regulatory provisions in force and

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governing free shares allocation plans, particularly Articles L. 225-197-1 et seq. and L. 22-10-59 et seq. of the Code of Commerce and call into question the fiscal treatment and social security contributions related to the Performance Free Shares, whether for the Beneficiary or for the Company, or for the Innate Pharma Group entity to which the Beneficiary belongs.
9.5Duration
The Terms and Conditions will remain in effect as long as the Performance Free Shares are outstanding.
10Clawback
Any Allocation Letter may reference a clawback policy of the Company or provide for the cancellation or forfeiture of a Performance Free Shares award or the forfeiture and repayment to the Company of any gain related to such award, or include other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Executive Board from time to time or as required by applicable law or any applicable rules or regulations promulgated by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the ordinary shares may be traded. In addition, notwithstanding anything in these Terms and Conditions to the contrary, any Allocation Letter or clawback policy may also provide for the cancellation or forfeiture of a Performance Free Shares award or the forfeiture and repayment to the Company of any ordinary shares issued under and/or any other benefit related to such award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Executive Board or under Section 10D of the U.S. Securities Exchange Act and/or any applicable rules or regulations promulgated by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the ordinary shares may be traded.
11Applicable Law - Competent Courts - Language
The Terms and Conditions are governed by French law.
Any difficulties that may arise regarding the interpretation or application of the Terms and Conditions will be subject to the exclusive jurisdiction of the competent courts within the jurisdiction of the Court of Appeal of Aix-en-Provence.
In case of translation of the Terms and Conditions, only the French version shall prevail.
To the extent applicable, it is intended that these Terms and Conditions and any grants made hereunder comply with the provisions of Section 409A of the U.S. Code, so that the income inclusion provisions of Section 409A(a)(1) of the U.S. Code do not apply to the U.S. Beneficiaries. These Terms and Conditions and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in these Terms and Conditions to Section 409A of the U.S. Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
If, at the time of a U.S. Beneficiary’s separation from service (within the meaning of Section 409A of the U.S. Code), (i) the U.S. Beneficiary will be a specified employee (within the

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meaning of Section 409A of the U.S. Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes nonqualified deferred compensation (within the meaning of Section 409A of the U.S. Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the U.S. Code in order to avoid taxes or penalties under Section 409A of the U.S. Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

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Appendix 1
Template of the letter that will be sent to each Beneficiary to inform him/her of the allocation of Performance Free Shares

INNATE PHARMA
A limited liability company in société anonyme form, with an Executive Board and a Supervisory Board, with a share capital of 4,049,171.60 euros
Registered offices: 117, Avenue de Luminy, 13009 Marseille
424 365 336 R.C.S. Marseille
(the “Company”)

[Beneficiary’s name]

Marseille, date: [__]

[Email / Delivered by hand]
Re: Performance Free Shares allocation plan of the Company

[Dear Sir or Madam]

We are pleased to inform you that, pursuant to the Shareholders’ General Meeting held on May 23, 2024, the Executive Board decided on September 11, 2024 an allocation of 2,625,000 performance free shares (the “Performance Free Shares”) to employees, employed managers, employed members of the Executive Committee, employed senior executives and/or corporate officers of the Company or of its subsidiaries.
On [●], the Executive Board approved an allocation to you of [●] Performance Free Shares.
The Vesting date for your Performance Free Shares is [●]. The number of Performance Free Shares that will be definitely vested at the end of the Vesting Period (i) will be subject to compliance with the Presence Condition at the Definitive Vesting Date (as that term is defined in Article 1.1 of the Terms and Conditions that were sent to you via email) and (ii) will depend on the fulfilment of the Performance Conditions (as that term is defined in Article 3.2.2 of the Terms and Conditions that were sent to you via email).
The Initial Market Capitalization is [●] euros.
Furthermore, the following documents have been sent to you on your professional email address on [●]
-the resolutions of the Company Shareholders’ General Meeting of May 23, 2024;

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-the decision of the Company’s Executive Board to allocate [●] Performance Free Shares dated [●];
-the terms and conditions of the Performance Free Shares plan adopted by the Executive Board on September 11, 2024, (the “Terms and Conditions”); and
-the Performance Conditions (as this term is defined in the Terms and Conditions) established and approved by the Executive Board on a statement of performance conditions (the “Statement of Performance Conditions”).
Please read the Terms and Conditions carefully, as they set forth the general terms and conditions of the Performance Free Shares, which must be complied with. However, if you are a U.S Beneficiary (as defined in the Terms and Conditions), for the avoidance of doubt, the treatment set forth in Article 3.2.1.2(i) of the Terms and Conditions relating to retirement will not apply to your Performance Free Shares. Similarly, Article 3.1 regarding the acceleration of the Vesting Period in case of a tender offer and/or an exchange offer contains provisions that are specific to U.S. Beneficiaries.
Tax Obligations
In addition to the provisions of the Terms and Conditions and in particular Article 9.2:

Regardless of any action the Company or your employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Free Shares grant, including the grant or vesting of the Performance Free Shares, the subsequent sale of shares acquired pursuant to such vesting and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Performance Free Shares to reduce or eliminate your liability for Tax-Related Items.
Prior to the vesting of the Performance Free Shares, you will pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding obligations of the Company and/or your Employer, if any. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your compensation paid to you by the Company and/or your Employer or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your receipt of the Free Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the shares issuable upon vesting of the Performance Free Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
Section 409A of the Code
To the extent applicable, it is intended that this letter and the Terms and Conditions comply with or be exempt from the provisions of Section 409A of the U.S. Code. This letter and the Terms and Conditions shall be administered in a manner consistent with this intent, and any provision that would cause this letter or the Terms and Conditions to fail to satisfy Section 409A of the U.S. Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the

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U.S. Code (which amendment may be retroactive to the extent permitted by Section 409A of the U.S. Code and may be made by the Company without your consent).
Clawback
Notwithstanding anything in this letter to the contrary, you acknowledge and agree that this letter and any compensation described herein (including any Performance Free Shares) and any other compensation received from the Company or a member of the Innate Pharma Group are subject to the terms and conditions of the Company’s (or an affiliate’s) clawback policies (if any) as may be in effect from time to time, including specifically as required to implement Section 10D of the U.S. Securities Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations).
As a beneficiary of the allocation of Performance Free Shares, we hereby inform you that you have the option to either accept or reject this allocation. In this respect, please indicate your choice by ticking the corresponding box below.
We would also be grateful if you could countersign this letter and return it to the Company at its registered office before [__], failing which your acceptance will be presumed.
We thank you in advance for your time.
Sincerely,

________________________________
[●]
Chairman of the Executive Board of the Company

*        *
*
FORM
As a beneficiary of the Performance Free Shares:

I hereby expressly accept the Allocation as well as all the Terms and Conditions (which have been sent to me by email).

I hereby expressly reject the Allocation of [●] Performance Free Shares proposed to me.

________________________________
                    [Beneficiary’s name]

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Appendix 2
Adjustment rules

Pursuant to Article L. 228-98 of the French Commercial Code,
(i)the Company will have the right to change its legal form or its object without prior approval of the Beneficiaries;
(ii)the Company will have the right, without prior approval of the Beneficiaries, to modify the rules for distributing its profits, amortize its capital or create preference shares leading to such a change or write-off, subject to having taken the necessary steps to maintain his or her rights in accordance with Article L. 228-98 3° of the French Commercial Code; and
(iii)in the event of its capital being reduced, on account of losses, through a reduction in the nominal value or the number of the shares comprising the capital, the rights of the Beneficiaries will consequently be reduced, as if his or her Free Shares had been definitely allocated to him or her before the date on which the reduction of capital became final. In the event of the capital being reduced through a reduction in the number of the shares, the new number of Free Shares that may be definitely allocated to each Beneficiary will be equal to the previous number multiplied by the following ratio:

Number of shares composing the share capital after the operation
Number of shares composing the share capital before the operation

Furthermore, at the end of the following operations:
financial operations with listed subscription preferential right or free allocation of listed warrants;
free allocation of shares to the shareholders, consolidation or division of shares;
incorporation of reserves, profit or premiums through an increase in the nominal amount of the shares;
distribution of reserves or premiums in cash or in kind;
free allocation to the shareholders of any securities other than the Company’s shares;
change in the distribution of profits and/or creation of preference shares;
share capital amortisation;
that the Company may carry out after the Allocation, when the Inscription Date (as defined below) is fixed on a date preceding the date of the Definitive Vesting, the rights of the Beneficiaries will be maintained by adjusting the number of Free Shares which may be definitely allocated to each Beneficiary in accordance with the terms below.
The “Inscription Date” is the date on which the ownership of the shares of the Company is fixed in order to determine which shareholders will benefit from the operation.
In case of adjustments to be carried out pursuant to paragraphs below, the new number of Free Shares shall be rounded down to the nearest whole number of Free Shares. The potential following adjustments will be carried out on the basis of such new number of Free Shares so

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determined and rounded. Furthermore, any adjustments carried out pursuant to this Appendix 2 must comply with Section 409A of the U.S. Code.
1In the event of financial operations with listed preferential subscription right:
The new number of Free Shares which may be definitely allocated to each Beneficiary shall be equal to the former number, multiplied by the following ratio:

Value of the share after detachment of the preferential subscription right + Value of the preferential subscription right
Value of the share after detachment of the preferential subscription right

For the purposes of calculating this ratio, the values of the share after detachment of the preferential subscription right and of the preferential subscription right shall be equal to the arithmetic average of their first trading prices quoted on the regulated market of Euronext in Paris (“Euronext Paris”) (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares of the Company or the preferential subscription rights are listed) for the all trading days within the subscription period.

2In the event of financial operations realised by free allocation of listed warrants to the benefit of the shareholders with the right to participate in a placement of securities created through the exercise of the warrants not exercised by their owners subsequent to the subscription period open to them:
The new number of Free Shares which may be definitely allocated to each Beneficiary shall be equal to the former number, multiplied by following ratio:

Value of the share after the detachment of the warrant + Value of the warrant
Value of the share after detachment of the warrant

For the purposes of calculating this ratio:
the value of the share after detachment of the warrant shall be equal to the volume-weighted average of (i) the prices of the Company’s shares quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) during all the trading days within the subscription period and, (ii) (a) the disposal price for the securities disposed in connection with the placement, if these are shares equivalent to the existing shares of the Company, allocating to the disposal price the volume of shares disposed in connection with the placement or (b) the prices of the Company’s shares quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) at the date on which the disposal price for the securities disposed in connection with the placement is determined if these are not shares equivalent to the existing shares of the Company;

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the value of the warrant shall be equal to the volume-weighted average of (i) the price of the warrants quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the warrants are listed) during all the trading days within the subscription period and, (ii) the implied value of the warrants resulting from the disposal price for the securities disposed in connection with the placement, which is the difference (if positive), adjusted by the exercise parity of the warrant, between the disposal price for the securities disposed in connection with the placement and the subscription price of the securities upon exercise of the warrants, by allocating to this value the corresponding volume of the warrants exercised to allocate the securities disposed in connection with the placement.
3In the event of free allocation of shares to the shareholders, and in case of division or consolidation of the shares:
The new number of Free Shares which may be definitely allocated to each Beneficiary shall be equal to the former number, multiplied by the following ratio:

Number of shares composing the share capital after the operation
Number of shares composing the share capital before the operation

4In the event of distribution of reserves or premiums in cash or in kind:
The new number of Free Shares which may be definitely allocated to each Beneficiary shall be equal to that former number, multiplied by the following ratio:

Value of the share before the distribution
Value of the share before the distribution – Amount of the distribution per share or value of the securities or value of the assets delivered per share

For the purposes of calculating this ratio:
the value of the share before the distribution shall be equal to the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed ) for the last three trading days preceding the date on which the shares are quoted ex-distribution;
if the distribution is made in kind:
•in the case of distribution of listed securities on a regulated market or similar market, the value of the distributed securities will be determined as mentioned above;
•in the case of distribution of securities not listed on a regulated market or similar market, the value of the delivered securities shall be equal, if they were to be listed on a regulated market or similar market during the ten trading days beginning on the date on which the shares are quoted ex-distribution, to the volume-weighted average of the prices quoted on such

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market for the first three trading days on which the securities are listed during such period; and
•in the other cases (distributed securities not listed on a regulated market or similar market or listed for less than three trading days within the ten trading days period mentioned above or in the case of the distribution of assets), the value per share of the securities or the assets distributed will be determined by an internationally-renowned independent adviser to be appointed by the Company.
5In the event of free allocation of securities other than the Company’s shares:
The new number of Free Shares which may be definitely allocated to each Beneficiary shall be equal to the former number, multiplied by the following ratio:
11.1If the right to free allocation of securities is listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market):

Value of the share ex-free allocation right + Value of the free allocation right
Value of the share ex-free allocation right

For the purposes of calculating this ratio:
•the value of the share ex-free allocation right shall be equal to the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares ex-free allocation right are listed) of the share ex-free allocation right for the first three trading days beginning on the date on which the Company’s shares are listed ex-free allocation right;
•the value of free allocation right shall be determined as indicated in the paragraph above. If the free allocation right is not listed for each of the three trading days, its value will be determined by an internationally-renowned independent adviser to be appointed by the Company.
11.2If the right to free allocation of securities is not listed on Euronext Paris (or on another regulated market or similar market):

Value of the share ex-free allocation right + Value of the securities allocated per share
Value of the share ex-free allocation right

For the purposes of calculating this ratio:
•the value of the share ex-free allocation right will be determined in accordance with paragraph 5.1 above;
•if the allocated securities are listed or are expected to be listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market) within a ten trading days period beginning on the date on which the shares are quoted ex-distribution, the value per share of the securities allocated

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shall be equal to the volume-weighted average of the such securities prices quoted on such market for the first three trading days on which the securities are listed during such period. If the allocated securities are not listed during each of the three trading days, the value per share of the allocated securities shall be determined by an internationally-renowned independent adviser to be appointed by the Company.
6In the event of a change by the Company in the distribution of profits and/or the creation of preference shares:
The new number of Free Shares which may be definitely allocated to each Beneficiary shall be equal to the former number, multiplied by the following ratio:

Value of the share before the change
Value of the share before the change – Reduction of the right to profits per share
For the purposes of calculating this ratio:
•the value of the share before the change will be determined by using the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) for the last three trading days preceding the date of the change;
•the reduction of the right to profits per share will be determined by an independent adviser appointed by the Company.
Notwithstanding the above, if such preference shares are issued with preferential subscription rights or through a free allocation to shareholders of warrants for such preference shares, the new exercise parity shall be adjusted in accordance with paragraphs 1 or 5 above.
7In the case of an amortisation of share capital:
The new number of Free Shares which may be definitely allocated to each Beneficiary shall be equal to the former number, multiplied by the following ratio:

Value of the share before the amortisation
Value of the share before the amortisation – Value of the amortisation per share

For the purposes of calculating this ratio, the share value before the amortisation shall be equal to the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) for the last three trading days preceding the date on which the shares are listed ex-amortisation.

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